Exhibit 3.7
CERTIFICATE OF FORMATION
OF
CALIFORNIA RESOURCES ELK HILLS, LLC
This Certificate of Formation, dated September 10, 2014, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.
1.Name. The name of the Company is “California Resources Elk Hills, LLC”.
2.    Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:
The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:
The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
EXECUTED as of the date written first above.

By:	/s/ Nicole E. Clark
Name:	Nicole E. Clark
Title:	Authorized Person